EXHIBIT 99.1

Industrial Enterprises of America Announces New CFO

Monday March 19, 8:00 am ET

NEW YORK--(BUSINESS WIRE)--Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News), a specialty automotive aftermarket supplier, is pleased to announce that, effective immediately, Dennis O'Neill has joined the company as Chief Financial Officer.

Mr. O'Neill has over thirty years of financial and operational experience, beginning his career in public accounting with Wiss & Company and then with Laventhol and Horwath. Dennis has been an independent consultant since 1995, during which time he has, among other accomplishments, led the reorganization and recapitalization of a $350 million auto parts manufacturer and assisted in the successful turnaround and sale of a $600 million steel service center. Prior to this, Mr. O'Neill spent six years with J.B. Poindexter & Company, where he played a leading role in restructuring Leer Manufacturing, Inc., an automotive aftermarket products company, and Morgan Corporation.

"Dennis brings a wealth of accounting and financial expertise to Industrial Enterprises," commented John Mazzuto, Chief Executive Officer. "His years of experience in leveraged buyouts, corporate restructuring, and financial planning will be invaluable as our company rapidly expands over the coming years. In addition, he has the accounting skills crucial to improving the company's SEC filings to ensure our financials are reported in a timely, thorough manner. His industrial background and experience in the auto parts arena also positions him as the optimal candidate for this high-level position."

Mr. O'Neill has a CPA and received his Bachelors Degree in Accounting from St. Peter's College.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels.

Contact:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening, 212-838-3777
cwitty@lhai.com